EXHIBIT 11
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
                         EARNINGS PER SHARE COMPUTATIONS

The table below details the number of common shares and common stock equivalents used in the computation of primary and fully diluted earnings per share

                                                                   THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                         JUNE 30,                  JUNE 30,
                                                                   1995        1996           1995        1996
                                                                   ----        ----           ----        ----
Primary:
  Weighted average common shares outstanding                    2,926,341   3,593,186      2,922,107    3,278,134
  Effect of shares issuable under stock option plans               75,017      78,842         73,592       72,321
    using the treasury stock method
  Effect of shares issued and options granted in 1995 at           31,375                    31,375
    prices below the initial public offering price using
    the treasury stock method
  Effect of shares issuable upon exercise of warrants                           5,931                      4,648
    using the treasury stock method
                                                                ---------------------      ----------------------
  Shares used in computing primary earnings per share           3,032,733   3,677,959      3,027,074    3,355,103
                                                                =====================      ======================
Fully Diluted:
  Weighted average common and common equivalent                 3,032,733   3,677,959      3,027,074    3,355,103
    shares outstanding
  Effect of period end market price over average price for                    13,796                       22,152
    common stock equivalents (1)
  Effect of shares issued upon conversion on subordinated                     34,403                       34,403
    debentures and preferred stock as of the beginning of
    the period
  Effect of shares contingently issuable under warrants             3,886                      3,886
    issued with the 8% subordinated debentures using
    the treasury stock method
  Effect of assumed conversion of convertible subordinated                    35,471                       35,471
    debentures using if converted method
                                                                ---------------------      ----------------------
  Shares used in computing fully diluted earnings per share     3,036,619  3,761,629       3,030,960    3,447,129
                                                                =====================      ======================
  Increase in net income available to common shareholders due               $  5,970                     $ 13,324
    to above assumed repayment and redemption                   =====================      ======================
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    THE FOLLOWING TABLE DETAILS THE NUMBER OF COMMON SHARES AND COMMON STOCK
EQUIVALENTS USED IN THE COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER
SHARE ON A PRO FORMA BASIS TO REFLECT THE EFFECT OF THE ISSUANCE OF ADDITIONAL
SHARES OF COMMON STOCK AND THE RELATED REPAYMENT OF DEBT AND REDEMPTION OF
PREFERRED STOCK AS CONTEMPLATED UNDER THE COMPANY'S INITIAL PUBLIC OFFERING IN
JUNE, 1996.

Primary:
  Shares used in computing actual primary earnings per share              3,677,959                  3,355,103
  Effect of assumed repayment of debt and redemption of preferred stock     255,919                    255,919
                                                                          ---------                  ---------
  Shares used in computing primary earnings per share                     3,933,878                  3,611,022
                                                                          =========                  =========
  Increase in net income available to common shareholders due to above    $  11,624                  $  39,545
                                                                          =========                  =========
    assumed repayment and redemption
  Pro forma Primary Earnings Per Share                                    $    0.10                  $    0.20
                                                                          =========                  =========

Fully Diluted:
  Shares used in computing actual fully diluted earnings per share        3,761,629                  3,447,129
  Effect of assumed repayment of debt and redemption of preferred stock     255,919                    255,919
                                                                          ---------                  ---------
  Shares used in computing fully diluted earnings per share               4,017,548                  3,703,048
                                                                          =========                  =========
  Increase in net income available to common shareholders due to above    $  11,624                   $ 39,545
                                                                          =========                  =========
    assumed repayment and redemption
  Pro forma Fully Diluted Earnings Per Share                              $    0.10                 $     0.20
                                                                          =========                  =========

Note (1): The end of period prices and average prices for the Company's common stock was substantially the same for the periods ended June
         30, 1995. Accordingly, there are no differences in the number of weighted average common and common equivalent shares outstanding for primary and fully diluted bases for th 1995 periods.

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